Exhibit 16.1

November 18, 2005

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We were previously principal accountants for Zygo Corporation and, under the date of September 7, 2005, we reported on the consolidated financial statements of Zygo Corporation as of and for the years ended June 30, 2005 and 2004, management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005. On November 15, 2005, our appointment as principal accountants was terminated. We have read Zygo Corporation's statements included under Item 4.01 of its Form 8-K dated November 18, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Zygo Corporation's statements that the change was approved by the Audit Committee of the Board of Directors or the statements contained in Item 4.01 (b) related to Deloitte & Touche LLP.

Very truly yours,

/s/ KPMG LLP

Stamford, Connecticut

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